Registration Statement No. 333-156118

Filed pursuant to Rule 424(b)(3)

Amendment dated January 19, 2011 to

Pricing Supplements No. 32, 33, 34, 35 and 37, dated January 30, 2009 to Prospectus Supplement and Prospectus each dated December 15, 2008 relating to the Aktiebolaget Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between December 10, 2010 and January 18, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	87.997%	$4,399,850	December 15, 2010
$2,000,000	88.964%	$1,779,280	December 17, 2010
$2,000,000	88.623%	$1,772,460	December 20, 2010
$3,000,000	86.623%	$2,658,690	December 20, 2010
$3,000,000	89.992%	$2,699,760	December 28, 2010
$5,000,000	89.992%	$4,499,600	December 29, 2010
$4,000,000	91.026%	$3,641,040	December 30, 2010
$2,000,000	91.514%	$1,830,280	January 4, 2011
$3,000,000	91.060%	$2,731,800	January 10, 2011
$2,000,000	91.060%	$1,821,200	January 11, 2011
$8,000,000	91.828%	$7,346,240	January 11, 2011
$2,000,000	91.982%	$1,839,640	January 18, 2011

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between December 10, 2010 and January 18, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	100.077%	$2,001,540	December 14, 2010
$10,000,000	100.623%	$10,062,300	December 15, 2010
$3,000,000	101.755%	$3,052,650	December 22, 2010
$2,000,000	103.847%	$2,076,940	December 28, 2010
$5,000,000	105.176%	$5,258,800	December 29, 2010
$10,000,000	105.978%	$10,597,800	December 30, 2010
$1,000,000	106.941%	$1,069,410	January 3, 2011
$5,000,000	106.941%	$5,347,050	January 3, 2011
$6,000,000	106.527%	$6,391,620	January 4, 2011
$2,000,000	105.325%	$2,106,500	January 11, 2011
$2,000,000	104.253%	$2,085,060	January 13, 2011

Linked to the Rogers International Commodity Index®

—Metals Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between December 10, 2010 and January 18, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	115.076%	$2,301,520	December 22, 2010
$1,000,000	115.076%	$1,150,760	December 22, 2010
$2,000,000	120.573%	$2,411,460	January 4, 2011

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between December 10, 2010 and January 18, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$3,000,000	64.673%	$1,940,190	January 11, 2011
$2,000,000	63.811%	$1,276,220	January 13, 2011

Linked to the MLCX Grains Index®

— Total ReturnSM

Due February 13, 2023

The following issuances involved scheduled settlement between December 10, 2010 and January 18, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	69.075%	$690,750	December 23, 2010

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$100,000,000	96.840%	$96,840,000	$11,243.17	(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $36,932.05 that have been paid in respect of the securities covered by pricing supplements Nos. 32, 33, 34, 35 and 37 under the registration statement on Form F-3 (No. 333-156118) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $25,688.88 remains available for future offerings for such pricing supplements described above.